EXHIBIT 11
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                      AND EQUIVALENT SHARE OF COMMON STOCK
                    (In thousands except per share amounts)


                                                                         Three Months Ended
                                                                        --------------------
 Line                                                                   March 30,   March 31,
                                                                          1995         1994
                                                                         -------      -------


 AVERAGE SHARES OUTSTANDING

       1   Weighted average number of shares of common stock
             outstanding during the period .........................       6,689        5,186
       2   Net additional shares assuming stock options and warrants
             exercised and proceeds used to purchase treasury shares          52
                                                                         -------      -------
       3   Weighted average number of shares and equivalent shares
             of common stock outstanding during the period .........       6,741        5,186
                                                                         =======      =======


     EARNINGS (LOSS)

       4   Earnings (loss) before extraordinary credit .............     ($3,089)     ($3,057)
       5   Less dividends applicable to redeemable preferred stock .        (135)        (123)
       6   Less redeemable common stock accretion ..................         (78)         (43)
                                                                         -------      -------
       7   Amount for per share computation ........................     ($3,302)     ($3,223)
                                                                         =======      =======

       8   Net earnings (loss) .....................................     $ 6,023      ($3,057)
       9   Less dividends applicable to redeemable preferred stock .        (135)        (123)
      10   Less redeemable common stock accretion ..................         (78)         (43)
                                                                         -------      -------
      11   Amount for per share computation ........................     $ 5,810      ($3,223)
                                                                         =======      =======


     PER SHARE AMOUNTS

           Earnings (loss) before extraordinary credit
             (line 7 / line 3) .....................................     ($ 0.49)     ($ 0.62)
                                                                         =======      =======

           Net earnings (loss)
             (line 11 / line 3) ....................................     $  0.86      ($ 0.62)
                                                                         =======      =======

       Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.
